Exhibit 99.01

FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
January 3, 2005                                   3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

          FX Energy Reports Gas Flow on Initial Test of Rusocin-1 Well

Salt Lake City, January 3, 2005 - FX Energy, Inc. (Nasdaq: FXEN) reported today that the Rusocin-1 well flowed gas in an initial test of an 18 meter section of the Rotliegendes sandstone target reservoir. The top of the Rotliegendes was encountered at approximately 2,747 meters.

"We do not currently have enough information to confirm that the well is commercial because we have only drilled the top of the structure. We will continue to drill and test the Rusocin-1 well over the next week to ten days and report results as they are available," said David Pierce, president of FX Energy. The Rusocin-1 well is the first test of a "pinchout" type target reservoir in the Company's Fences I project area.

The Company also reported that the Sroda-4 well in the Fences II project area is cased to the base of the Zechstein section and has not yet resumed drilling to test the Rotliegendes target reservoir. The delay is due to an incomplete cement job in the Zechstein which must be remediated before drilling.

"This is not a significant problem and we expect POGC as operator of the well to determine the best way to deal with it and to begin drilling again within the next two weeks," stated Andy Pierce, COO of FX Energy.

The Polish Oil and Gas Company ("POGC") owns a 51% interest and operates both the Sroda-4 and Rusocin-1 wells and FX Energy owns 49%.

FX Energy holds interests in four project areas in Poland:

         o The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for approximately 45,000 acres around the Zaniemysl-3 well where FX holds 24.5%, CalEnergy holds 24.5% and POGC holds 51%.

         o The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

         o The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

         o The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

                              _____________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.